EXHIBIT 4.1

SECOND SUPPLEMENTAL INDENTURE

TO THE INDENTURE

REXNORD CORPORATION,

THE GUARANTORS SIGNATORY HERETO

AND

WELLS FARGO BANK, N.A.

as Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of June 19, 2006

to

Indenture

Dated as of November 25, 2002

10 1/8% Senior Subordinated Notes due 2012

THIS SECOND SUPPLEMENTAL INDENTURE, dated as of June 19, 2006 (this “Supplemental Indenture”), is by and among Rexnord Corporation, a Delaware corporation (the “Issuer”), the Guarantors and Wells Fargo Bank, N.A., as trustee (the “Trustee”).

WHEREAS, the Issuer and the Trustee have entered into that certain Indenture dated as of November 25, 2002, providing for the issuance of 10 1/8% Senior Subordinated Notes due 2012 (the “Notes”), and a First Supplemental Indenture thereto, dated as of May 16, 2005 (together, the “Indenture”),

WHEREAS, the Issuer has issued $225 million in aggregate principal amount of the Notes;

WHEREAS, Section 9.02 of the Indenture provides that the Indenture may be amended with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for Notes) (subject to certain exceptions);

WHEREAS, the Issuer desires and has requested the Trustee to join with it in entering into this Supplemental Indenture for the purpose of amending the Indenture in certain respects as permitted by Section 9.02 of the Indenture;

WHEREAS, the execution and delivery of this Supplemental Indenture has been authorized by the Board of Directors of the Issuer and of each Guarantor; and

WHEREAS, (1) the Issuer has received the consent of the Holders of a majority in principal amount of the outstanding Notes and has satisfied all other conditions precedent, if any, provided under the Indenture to enable the Issuer and the Trustee to enter into this Supplemental Indenture, all as certified by an Officers’ Certificate delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture as contemplated by Section 9.06 of the Indenture, and (2) the Issuer has delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture an Opinion of Counsel relating to this Supplemental Indenture as contemplated by Section 9.06 of the Indenture;

NOW, THEREFORE, in consideration of the above premises, each party hereby agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Deletion of Definitions and Related References. Section 1.01 of the Indenture is hereby amended to delete in its entirety all terms and their respective definitions for which all references are eliminated in the Indenture as a result of the amendments set forth in Article II of this Supplemental Indenture.

ARTICLE II

AMENDMENTS TO INDENTURE

Section 2.1 Amendments to the Indenture. The Indenture is hereby amended by:

(i) deleting the following sections of the Indenture and all references thereto in the Indenture in their entirety:

Section 4.02 (SEC Reports)

Section 4.03 (Limitation on Indebtedness)

Section 4.04 (Limitation on Restricted Payments)

Section 4.05 (Limitation on Restrictions on Distributions from Restricted Subsidiaries)

Section 4.06 (Limitation on Sales of Assets and Subsidiary Stock)

Section 4.07 (Limitation on Affiliate Transactions)

Section 4.08 (Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries)

Section 4.09 (Change of Control)

Section 4.10 (Limitation on Line of Business)

Section 4.11 (Future Guarantors)

Section 5.01 (When Company May Merge or Transfer Assets)

Sections 6.01(3), 6.01(4), 6.01(6), 6.01(9) and 6.01(10);

(ii) amending Section 4.12 of the Indenture, together with all necessary conforming changes to the Indenture, to read in its entirety as follows:

“Section 4.12. TIA Compliance. The Company shall comply with TIA Section 314(a)(4).”

(iii) amending the definition of “Unrestricted Subsidiary” in Section 1.01 of the Indenture to delete the last two paragraphs of such definition;

(iv) adding the following section, together with all necessary conforming changes, to the Indenture as Section 5.01:

“Section 5.01. Successor Corporation Substituted. Upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in which the Company is not the surviving or continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company hereunder and the Notes with the same effect as if such surviving entity had been named as such.”

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.1 Indenture. Except as amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound by the Indenture as amended hereby. Subject to Section 13.01 of the Indenture, in the case of conflict between the Indenture and this Supplemental Indenture, the provisions of this Supplemental Indenture shall control.

Section 3.2 Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.3 Capitalized Terms. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.

Section 3.4 Effect of Headings. The Article and Section headings used herein are for convenience only and shall not affect the construction of this Supplemental Indenture.

Section 3.5 Trustee Makes No Representations. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 3.6 Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

Section 3.7 Governing Law. THIS SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW

YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 3.8 Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent one and the same agreement.

Section 3.9 Successors. All agreements of the Issuer, the Guarantors and the Trustee in this Supplemental Indenture and the Notes shall bind their respective successors.

Section 3.10 Effectiveness. The provisions of Articles I and II of this Supplemental Indenture shall be effective at the time the Issuer accepts for purchase a majority in principal amount of the outstanding Notes issued under the Indenture.

Section 3.11 Endorsement and Change of Form of Notes. Any Notes authenticated and delivered after the close of business on the date that this Supplemental Indenture becomes effective may be affixed to, stamped, imprinted or otherwise legended by the Trustee, with a notation as follows:

“Effective as of , 2006, the restrictive covenants of the Indenture and certain of the Events of Default have been eliminated, as provided in the Second Supplemental Indenture, dated as of June 19, 2006. Reference is hereby made to said Second Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein.”

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IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year written above.

REXNORD CORPORATION

By:	/s/ Thomas Jansen
Name: Thomas Jansen Title: Chief Financial Officer

RBS GLOBAL, INC.

By:	/s/ Thomas Jansen
Name: Thomas Jansen Title: Chief Financial Officer

WELLS FARGO BANK, N.A., as Trustee

By:	/s/ Timothy P. Mowdy
Name: Timothy P. Mowdy Title: Vice President

SUBSIDIARY GUARANTORS:

THE FALK SERVICE CORPORATION

PRAGER INCORPORATED

PT COMPONENTS, INC.

RBS ACQUISITION CORPORATION

RBS CHINA HOLDINGS, L.L.C.

REXNORD INDUSTRIES, LLC

REXNORD INTERNATIONAL INC.

REXNORD PUERTO RICO INC.

W.M. BERG INC.

By:	/s/ Thomas Jansen
Name: Thomas Jansen Title: Chief Financial Officer